EXHIBIT 99.1
Press release dated May 26, 2006

KG#17 WELL TESTING UPDATE

Calgary, Alberta, Canada, May 26, 2006 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that Gujarat State Petroleum Corporation (“GSPC” or the “operator”), the operator of the KG#17 well in the KG Block, has suspended fishing operations in the KG#17 well intended to retrieve stuck tubing and equipment from the hole and will conduct only one of the remaining tests previously planned in the well.

The KG#17 well commenced drilling from the KG#8 well platform on August 23, 2005. The well was drilled directionally to a location 1.81 kilometers to the northeast of the KG#8 discovery, intended to attempt to delineate the extent of the reservoir section tested in the KG#8 well and to attempt to seek to prove additional reserves below the KG#8 drilled depth of 5,061 meters total vertical depth (“TVD”). At the end of October, an intermediate string of 9 5/8-inch casing was set and cemented to approximately 4,000 meters. An 8 ½-inch hole was drilled by GSPC from 4,000 meters to a total measured depth (“MD”) of 5,601 meters (5,223 meters TVD), which is approximately 140 meters vertically deeper than the KG#8 was drilled. A complete suite of modern logs was run and the well was cased with a 7-inch liner to total depth.

Testing of the KG#17 well commenced on March 16, 2006 and, at this time, the outcome of the testing is considered to be incomplete.

The first objective was perforated from 5,502 to 5,516 meters MD and the second objective was perforated from 5,410 to 5,436 meters MD. Both of these tests flowed non-commercial quantities of gas as the formations were tight and as such the tests were suspended.

Testing of the third objective commenced on April 6. Based upon three independent log analyses, 70 meters were perforated using tubing conveyed 2-7/8 inch guns from 5,295 to 5,365 meters MD which resulted in a gas flow at surface of 0.20 MMSCFD with 300 psi flowing tubing head pressure. The reservoir pressure measured of 12,000 psi and the reservoir temperature of 400 degree Fahrenheit. These measurements are similar to the KG#8 well measurements at this depth.

Anticipating formation damage and insufficient depth of penetration, the operator decided to re-perforate the interval on April 20 using larger wire line conveyed 4-½ inch guns covering 44 meters over the interval 5,289 to 5,355 meters MD. This resulted in a gas flow at surface of 0.28 MMSCFD with 550 psi flowing tubing head pressure. Subsequently, an injectivity test was conducted to acquire data for future hydro-frac design. These results are to be further analyzed over the coming months, to assess the possible methods that may be available to stimulate this zone to increase productivity.

Upon the suspension of testing on the third objective, two of the three down-hole gauges along with the tubing remained stuck in the hole from 4,500 to 5,187 meters MD. Fishing operations have been ongoing to remove this equipment from the well since May 4, 2006. While these fishing operations were being conducted, the drilling rig underwent maintenance which included the replacement of the top drive, and the conversion of various tanks and other equipment to allow the availability to use brine and oil-based mud versus water-based mud in future drilling and testing.

On May 26, 2006, the operator elected to suspend these fishing operations as it is unable to estimate a definitive time required to complete the removal of the equipment that is stuck in the well. It is the operator’s intention to place a sand plug and cement plug above the fish top for future re-entry.

GSPC intends at this time to conduct only one of the remaining tests previously planned for the KG#17 well. Based upon independent log analyses, the operator is going to go up-hole into the 9-5/8 inch casing and perforate the approximate interval 3,802 to 3,830 meters MD. It is presently expected that this test will be conducted the week of May 29.

Upon completion of the final test, it is the intention of GSPC to suspend the KG#17 well and commence the drilling of a third well to be drilled from the KG#8 well platform using the same jack-up drilling rig which is expected to commence in approximately one month.

It is believed that suspending KG#17 well operations at this time will allow the operator to re-enter the well at a later date and with the proper equipment, whipstock a 6 inch drill hole down to approximately 5,400 meters MD. It is believed that this procedure should allow the operator to test stimulating methods to increase the productivity of the third objective in the KG#17 well and to enable tests of objectives 4 and 5.

The operator had intended to perforate objectives 4 and 5 of the KG#17 well, however, the equipment becoming stuck in the hole and being unable to be removed prevented these tests from occurring. This planned testing was based upon independent log analyses to perforate 36 meters over the objective 4 interval of 5,203 to 5,268 meters MD and 32.5 meters over the objective 5 interval of 5,092 to 5,168 meters MD (4,720 to 4,796 meters TVD).

Mr. Jean P. Roy, President and CEO of GeoGlobal stated “Obviously, we would have liked to be able to test both objectives 4 and 5, as our current geological model appears to correlate objective 5 of the KG#17 well to our second test in the KG#8 well. We look forward to re-entering the KG#17 well at a future date to attempt confirmation of additional reserves in this structurally higher stratigraphic unit.”

GeoGlobal further announced that GSPC has contracted with Coastal Marine Construction & Engineering Limited to commence a coring program for an additional 10 drilling sites to be located on the KG Block. The first of these cores is to locate the position for the Atwood Beacon jack-up drilling rig which is expected to arrive on KG well location by September of 2006. GSPC has contracted with Atwood Oceanics Inc., a Houston based International Drilling Contractor for this jack-up rig for a 25 month contract.

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. Statements regarding the work commitments to be fulfilled, the surveys to be conducted, and the results of fulfilling those work commitments, the timing and outcome of drilling and testing of wells drilled on the exploration blocks and the timing of any commercial production that may be established are forward-looking statements. There can be no assurance as to the outcome of those surveys conducted, the exploratory drilling and the testing and evaluation that may be conducted on the wells drilled or as to the quantity of recoverable reserves that may exist in the areas of any wells drilled or when, if ever, that the Company may realize revenues from those wells. The Company’s forward-looking statements include the estimated cost and timing of its exploration activities, including the estimated costs of fulfilling its work commitments and any exploratory drilling conducted as a consequence of the outcome of the surveys conducted, the extent of activities conducted and the outcome of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercial success of any of its wells and the wells the Company may drill involve risks and uncertainties. There can be no assurance as to the outcome of the exploratory well drilling and testing being conducted by GSPC on the KG Block and in the KG#17 well in particular. There can be no assurance as to the outcome of GSPC’s intentions to reenter and further test the KG#17 well. There can be no assurance that GSPC will complete the exploration, development and drilling and testing activities it presently intends to undertake on the KG Block. These activities are dependent upon the availability of drilling rigs, other services equipment and operating personnel at reasonable prices. There can be no assurance as to their availability which would adversely affect the plans of the operator. The Company's actual results may differ materially from those projected in the forward-looking statements. There are numerous risks and uncertainties involved in the Company's acquisition of unproved minority and majority interests in the exploration areas, including the possibilities that no discoveries of hydrocarbons are made on the exploration blocks or, if discovered, that such discoveries are determined not to be commercially productive. There can be no assurance that the Company’s drilling program will be successful or that the entire program on any exploration block will be drilled. There can be no assurance that the Company’s estimates as to the time to fulfill work commitments and complete drilling operations will be accurate. The blocks are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company. The Company’s interests in its exploration blocks are participating interests and there can be no assurance that such funds as are required to meet the Company’s obligations under the production sharing contracts will be available to the Company in the amounts and when required. The Company’s failure to have such funds available at the times and in the amounts required could materially adversely affect the fulfillment of the Company’s business plans and its interest in those exploration blocks. The first phase of the exploration period relating to the production sharing contract for the KG Block has expired, as extended on August 29, 2005 through March 11, 2006, without the required minimum of at least fourteen wells being drilled during the first phase. On February 24, 2006, the management committee for the KG Block recommended a further extension the first phase of twelve months to March 11, 2007. As at May 26, 2006, approval of this extension from the Government of India is still outstanding. Unless this further extension is granted, the production sharing contract is subject to termination by the Government of India on ninety days written notice. The termination of the production sharing contract by the Government of India would result in the loss of the Company’s interest in the KG Block other than areas determined to encompass commercial discoveries. No areas on the KG Block have been determined to encompass commercial discoveries as of May 26, 2006. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company's plans and intentions. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253 email: info@geoglobal.com
fax: 403-777-9199 website: www.geoglobal.com